UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 3, 2008
IDM PHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19591	33-0245076
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9 Parker, Suite 100
Irvine, California	92618
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (949) 470-4751
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
New Director
Effective as of April 3, 2008, Gregory J. Tibbitts, age 41, was elected by the Board of Directors (the “Board”) of IDM Pharma, Inc. (the “Company”) to serve on the Board and as a member of the Audit Committee of the Board (the “Audit Committee”).
Pursuant to the policy regarding non-employee director compensation previously adopted by the Board (the “Non-Employee Director Compensation Policy”), Mr. Tibbitts is entitled to receive an initial option grant to purchase 20,000 shares of the Company’s common stock under the Company’s stock option plan upon his election to the Board and will also be entitled to receive an annual option grant to purchase 5,000 shares of the Company’s common stock in connection with the Company’s 2008 annual meeting of stockholders. Under the Non-Employee Director Compensation Policy, the Company has agreed to pay Mr. Tibbitts for his service as a Board member an annual retainer of $20,000, a per meeting fee of $2,000 for meetings attended in person and $1,000 for the first hour and $500 for each additional hour for meetings attended by telephone, and for his service as a member of the Audit Committee an annual retainer of $4,000 and a per meeting fee of $750. Mr. Tibbitts will also be entitled to receive payments that the Company’s other non-employee directors are entitled to receive under the Company’s existing policies regarding compensation of its directors.
As permitted by Delaware law, the Company expects to enter into an indemnity agreement with Mr. Tibbitts in connection with his election as a member of the Board and the Audit Committee.
Retention Compensation Plan Amendment
In addition, on April 3, 2008, the Board amended the 2008 Retention Compensation Plan (the “Plan”), which was originally adopted by the Board on January 10, 2008, such that the cash bonus to which those specified executive officers (as set forth in the table below) shall be entitled to under the Plan upon a change of control of the Company, shall also be payable upon a financing of at least $7 million in gross proceeds to the Company in addition to any payment to which the specified executive officer is entitled under his employment agreement, provided the specified executive officer is still an employee immediately prior to the closing of such change of control or financing.
Salary Increase
In addition, the Board approved an increase in annual base salary for specified executive officers as set forth in the table below.
Restricted Stock Award
The specified executive officers will also be granted a deferred issuance restricted stock unit award as noted in the column in the table below labeled “RSUs”. The shares of common stock subject to the award shall vest if the Committee for Human Medicinal Products (“CHMP”) issues a positive opinion with respect to MTP-PE by December 31, 2008, provided that the vesting of such award will be accelerated in connection with a change of control of the Company or termination without cause of the specified executive officer prior to the date the CHMP issues a positive opinion with respect to MTP-PE or December 31, 2008, in each case subject to the specified executive officer’s continued service with the Company through the applicable vesting date. If the shares of common stock subject to the award have not vested by December 31, 2008, as provided above, the award will terminate. The vested shares of common stock subject to the award will be issued upon the earlier of (a) the 60-month anniversary of the date of grant, (b) the effective date of the employee’s separation from service with the Company, or (c) the employee’s death or disability.

			Change of Control or
Executive Officers	Prior Salary	New Salary	Financing ≥ $7 million	RSU’s

Name	Dollars	Dollars	Dollars	Shares
Timothy P. Walbert President and Chief Executive Officer	$390,000	$410,000	$300,000	98,000
Robert J. De Vaere Senior Vice President, Finance & Administration and Chief	$300,000	$311,000	$150,000	54,000
Financial Officer
Jeffrey W. Sherman Senior Vice President, Research & Development and Chief	$300,000	$311,000	$75,000	43,000
Medical Officer
Timothy C. Melkus Senior Vice President, Business Development and Operations	$220,000	$235,000	$75,000	43,000

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDM PHARMA, INC.
Date: April 4, 2008	By:	/s/ Robert J. De Vaere
Robert J. De Vaere
Senior Vice President and Chief Financial Officer

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